UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2004

GRANITE CONSTRUCTION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of principal executive offices) (Zip Code)

(831) 724-1011
Registrant’s telephone number, including area code

1

SIGNATURES
Exhibit 20.1

Item 12. Revised 2003 Forecast.

      On February 11, 2004 Granite Construction Incorporated (NYSE:GVA) announced that earnings per share for the fiscal year ended December 31, 2003 will be higher than previously expected. The Company’s net income is anticipated to be $1.48 per diluted share, exceeding the $1.28 to $1.36 per diluted share guidance issued previously. All earnings per share amounts include $18.4 million of other income (pre-tax) recorded in the first quarter related to the sale of the State Route 91 tollroad franchise by the California Private Transportation Corporation, of which Granite is a 22.2% limited partner. The increase in net income over the previous guidance is primarily the result of stronger than expected operating performance by the Branch Division reflecting higher revenues from both construction and aggregate materials sales.

      The Company will announce its fourth quarter and fiscal year 2003 results on Wednesday, February 18, 2004 after the market closes. Granite will host a conference call at 8:00 A.M. Pacific Time on Thursday, February 19, 2004 which will be live on the internet, and can be accessed at www.graniteconstruction.com or by calling (913) 981-5543. A playback of the call can be accessed on the Company’s website or by calling (888) 203-1112 for domestic U.S. and Canada or (719) 457-0820 for international callers, passcode 709385. The replay will be available beginning at 11:00 a.m. Pacific Time on February 19, 2004 through 5:00 P.M. Pacific Time on February 27, 2004.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is attached hereto and filed herewith:

Exhibit Number

	20.1	Press Release of Registrant, dated February 11, 2003, Revised 2003 Forecast

2

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2004

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ WILLIAM E. BARTON

William E. Barton
Senior Vice President and
Chief Financial Officer

3

INDEX TO EXHIBITS

Exhibit
Number	Document

20.1	Press Release of Registrant, dated February 11, 2003, Revised 2003 Forecast

4